Exhibit 5.3

October 27, 2016

A. Schulman, Inc.

3637 Ridgewood Road

Fairlawn, Ohio 44333

Ladies and Gentlemen:

We have acted as special New Jersey counsel to ICO Polymers North America, Inc., a New Jersey corporation, and Wedco Technology, Inc., a New Jersey corporation (each, a “New Jersey Guarantor” and together, the “New Jersey Guarantors”), in connection with the Registration Statement on Form S-4 (the “Registration Statement”) being filed by A. Schulman, Inc., a Delaware corporation (the “Company”), the New Jersey Guarantors and the other registrant guarantors named therein with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”)relating to the issuance by the Company of up to $375,000,000 aggregate principal amount of 6.875% Senior Notes due 2023 (the “Exchange Notes”) and the issuance by the New Jersey Guarantors and the other guarantors of guarantees (the “Guarantees”) with respect to the Exchange Notes. The Company will offer the Exchange Notes and the Guarantees in exchange for up to $375,000,000 aggregate principal amount of its outstanding 6.875% Senior Notes due 2023 (the “Outstanding Notes”) and the related guarantees.

The Outstanding Notes have been, and the Exchange Notes will be, issued pursuant to an Indenture dated May 26, 2015, among the Company, the guarantors named therein (including the New Jersey Guarantors) and U.S. ank National Association, as trustee (the “Trustee”), as supplemented by a First Supplemental Indenture, dated as of June 1, 2015, and a Second Supplemental Indenture, dated as of August 31, 2016 (as so supplemented, the “Indenture”). The terms of the Guarantees are contained in the Indenture. Capitalized terms used herein and not otherwise defined shall have the meanings set forth in the Indenture. The Exchange Notes and the Guarantees will be registered under the Securities Act pursuant to the Registration Statement.

This opinion is furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act.

In arriving at the opinion expressed below:

(a) We have examined and relied on the copy of the Indenture submitted to us by your counsel.

(b) We have (i) examined a copy of an Omnibus Officer’s Certificate dated October 27, 2016 and the attachments thereto (the “Officer’s Certificate”), including a copy of each New Jersey Guarantor’s Articles of Incorporation and by-laws (collectively, the “Organizational Documents”) and any amendments thereto and resolutions duly adopted by the respective governing bodies, and committees thereof, as applicable, of the

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October 27, 2016

Company and of each New Jersey Guarantor (the “Resolutions”); and (ii) relied upon the truth of the certifications set forth in each such Officer’s Certificate. We have assumed that the Resolutions have not been in any way amended, modified, revoked or rescinded since their adoption and remain in full force and effect as of the date hereof.

(c) We have assumed in the case of each corporation, limited liability company, partnership or other organization that is identified as the sole shareholder of each New Jersey Guarantor, that (i) such shareholder is validly existing, in good standing in the state or other jurisdiction where it is organized, and is qualified or otherwise authorized to conduct business in any state or jurisdiction where such qualification or authorization is required, (ii) that each such shareholder has the corporate or other organizational power and authority to take such actions as may be required to authorize the corporation of which it is the sole shareholder to execute the applicable Guarantee and deliver the applicable Guarantee and to authorize any actions necessary to cause such shareholder, and the corporation of which it is a shareholder, to timely and fully perform each of such corporation’s duties and commitments under the applicable Guarantee, (iii) that all such actions have actually been taken and fully effectuated by such shareholder, and (iv) without limiting the foregoing, that the affirmative vote or other consent to the execution and delivery of the applicable Guarantee by each of the New Jersey Guarantors has been obtained from each shareholder whose affirmative vote or consent is required for such action.

(d) We have assumed that the Indenture has been executed and delivered by the parties thereto in the same form as the copy on which we are relying.

(e) We have assumed the genuineness of all signatures, the authenticity of the documents, certificates (and each exhibit attached thereto) and all other writings submitted to us as originals, the conformity to original writings of all copies submitted to us as certified or photostatic copies, the delivery of fully executed originals of the Indenture by each party thereto to the other party(ies), the legal capacity of all natural persons executing the documents, certificates and other writings (or copies thereof) submitted to us, and the accuracy of the Officer’s Certificate, without any further investigation.

(f) As to questions of fact material to our opinions, we have relied upon and assumed the correctness of certificates by public officials and resolutions, certificates and statements by representatives of the New Jersey Guarantors and the factual representations and warranties set forth in the Indenture, all without investigation.

(g) We have assumed that the Exchange Notes and the Indenture are the Company’s valid and legally binding obligations and that the Indenture is the valid and legally binding obligation of the Company, the guarantors named therein (excluding the New Jersey Guarantors) and the Trustee.

Greenberg Traurig, LLP ● Attorneys at Law ● WWW.GTLAW.COM

October 27, 2016

References in this opinion letter to the “State” means the State of New Jersey. We express no opinion with respect to any law other than the law of the State.

Based on the foregoing, and subject to the qualifications, assumptions and exceptions herein contained, and the laws of the State currently in effect, we are of the opinion that:

1. Each New Jersey Guarantor is a corporation validly existing and in good standing under the laws of the State.

2. Each New Jersey Guarantor has the corporate power and authority to execute and deliver the Indenture and to perform its obligations thereunder.

3. Each New Jersey Guarantor has duly authorized, executed and delivered the Indenture.

4. Each New Jersey Guarantor’s Guarantee has been duly authorized by such New Jersey Guarantor, duly executed and issued by such New Jersey Guarantor’s execution of the Indenture and is the valid and binding obligation of such New Jersey Guarantor.

5. The execution and delivery by each New Jersey Guarantor of the Indenture does not (a) conflict with or violate any provision of such New Jersey Guarantor’s Organizational Documents or (b) conflict with or violate any State law, rule, or regulation applicable to such New Jersey Guarantor.

The opinions set forth in this letter are further subject to the following assumptions, qualifications and limitations:

(i) Our opinions in paragraph 1 above are based solely on a good standing certificate of the applicable New Jersey Guarantor issued by the State.

(ii) This opinion letter is not to be construed as a guaranty.

(iii) This opinion letter is limited to the matters expressly set forth herein, and no opinion is to be implied or may be inferred beyond the matters expressly so stated. We have assumed compliance with and give no opinion as to all federal securities laws.

(iv) We have been retained to act as special New Jersey counsel to the New Jersey Guarantors in connection with the Guarantees. We are not general counsel to the Company or the New Jersey Guarantors and are not generally informed as to their business affairs.

(v) This opinion letter covers only law that a lawyer in the State exercising customary professional diligence would reasonably be expected to recognize as being applicable to the New Jersey Guarantors, the Indenture, and the Guarantees.

Greenberg Traurig, LLP ● Attorneys at Law ● WWW.GTLAW.COM

October 27, 2016

We hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement and to the use of our name under the caption “Legal Matters” in the prospectus included in the Registration Statement.

Very Truly Yours

/s/ Greenberg Traurig, LLP

GREENBERG TRAURIG, LLP

Greenberg Traurig, LLP ● Attorneys at Law ● WWW.GTLAW.COM